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                                                                    EXHIBIT 11.1

                      NCS HEALTHCARE, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                                              YEAR ENDED JUNE 30,
                                                                                        1995          1996        1997
                                                                                        ----          ----        ----

Net income used in calculation of primary
  earnings per share                                                                   $1,868        $2,356     $11,272
Add impact of assumed conversion of subordinated
  debentures                                                                               31           364         280
                                                                                       ------        ------     -------
Net income used in calculation of fully diluted
  earnings per share                                                                   $1,899        $2,720     $11,552
                                                                                       ======        ======     =======

Weighted average common shares outstanding                                              5,818         8,462      15,996

Net effect of dilutive stock options - Note A                                             946           509         195
                                                                                       ------        ------     -------
Shares used in calculation of primary earnings
  per share                                                                             6,764         8,971      16,191
Add impact of assumed conversion of subordinated
  debentures                                                                               68           775         645
Additional effect of dilutive stock options
  using end of period stock price                                                           -            24           7
                                                                                       ------        ------     -------
Shares used in calculation of fully diluted
  earnings per share                                                                    6,832         9,770      16,843
                                                                                       ======        ======     =======

Primary net income per share                                                           $  .28        $  .26     $   .70
                                                                                       ======        ======     =======

Fully diluted net income per share - Note B                                            $  .28        $  .28     $   .69
                                                                                       ======        ======     =======

NOTE A - Stock options granted within a twelve-month period preceding the filing date of the Company's initial public offering on February 14, 1996 are included as if they were outstanding for all periods presented prior to the Company's initial public offering. The dilutive effect of all options outstanding was calculated using the treasury stock method.

NOTE B - Fully dilutive net income per share has not been presented in the Consolidated Statements of Income because the effect is either immaterial or anti-dilutive.

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